Exhibit 99.1

PENWEST REPORTS SECOND QUARTER AND FIRST HALF 2004 FINANCIAL RESULTS

Danbury, CT, July 28, 2004 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced its financial results for the second quarter and the six months ended June 30, 2004.

Quarter Ended June 30, 2004

Total revenues for the second quarter of 2004 were $1.3 million, compared with $1.2 million for the second quarter of 2003. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30 mg generic Procardia XL®. Royalties in the second quarter of 2004 increased over the second quarter of 2003 primarily due to Mylan’s stronger sales of generic Procardia XL in this year’s quarter. The Company recorded no revenues from sales of formulated bulk TIMERx in the second quarter of 2004 compared with $230,000 in the second quarter of 2003.

Net loss for the second quarter of 2004 was $7.5 million, or $0.41 per share. This compares with a net loss of $7.6 million, or $0.49 per share, in the second quarter of 2003. The 2003 net loss included a working capital adjustment of $83,000 net of taxes, or a $0.01 loss per share, related to the sale of the Company’s excipient business in the first quarter of 2003.

Selling, general and administrative (SG&A) expenses for the second quarter of 2004 were $2.5 million, compared with $3.2 million for the second quarter of 2003, a decrease of $698,000 or 22 percent. SG&A expenses in the second quarter of 2003 included $185,000 for the Company’s share of marketing expenses for oxymorphone ER, a product Penwest is jointly developing with Endo Pharmaceuticals. Penwest recorded no such costs for this product in the second quarter of 2004, as the Company opted out of funding these costs effective April 17, 2003. In addition, in the second quarter of 2004, there were decreases in professional fees and a decrease in compensation expense as a result of a severance charge recorded in the second quarter of 2003.

Research and development (R&D) expenses in the second quarter of 2004 were $6.4 million, compared with $5.6 million in the second quarter of 2003. The increase of $863,000 or 16 percent, was primarily due to increased spending on PW2101, a hypertension product Penwest is developing, an increase in product candidates in the early stage of the Company’s pipeline, as well as a $410,000 write-down recorded in the second quarter of 2004 relating to certain patents in inhalation technology that the Company determined no longer have value.

Of the Company’s total R&D spending for the second quarter of this year, external expenses relating to the development of PW2101 during the quarter totaled $3.1 million. Penwest is completing preparation of a New Drug Application (NDA) on higher strengths of PW2101, and expects to file the NDA before the end of the year. The Company is also in the process of enrolling patients for the final pivotal trial for a lower strength dosage of this product, and expects to file the supporting data from this trial in the first quarter of 2005.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, “During the second quarter, we took important steps forward in expanding our product pipeline. Our team is intently focused on finalizing the development of PW2101 and preparing the NDA for submission. We also had a lot of activity underway in completing several formulations for dosing in proof-in-

concept studies prior to year-end. Dr. Alan Joslyn, who we welcomed to our senior management team last month as Senior Vice President of Research and Development, has hit the ground running and is already making contributions to leading the advancement of our drug development activities.”

At June 30, 2004, Penwest had $53.2 million in cash and short-term investments, compared with $63.9 million as of December 31, 2003. The Company uses its cash primarily to fund the development of its product pipeline, as well as for general corporate purposes.

Six Months Ended June 30, 2004

For the six months ended June 30, 2004, Penwest reported total revenues of $2.7 million, compared with $2.4 million for the six months ended June 30, 2003. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of 30 mg generic Procardia XL®. Product sales were lower in the first half of 2004 compared with the first half of 2003, as a result of decreased shipments of formulated bulk TIMERx. Loss from continuing operations and net loss were $12.3 million, or $0.67 per share, for the six months ended June 30, 2004, compared with a loss from continuing operations of $12.3 million, or $0.79 per share, for the comparable period of 2003. For the six months ended June 30, 2003, the Company reported a net loss of $2.6 million, or $0.17 per share, which included a $9.5 million gain from the sale of the excipient business.

SG&A expenses for the six months ended June 30, 2004 decreased $666,000, or 12 percent, to approximately $4.9 million, from $5.5 million for the comparable period of 2003. This decrease was primarily attributable to a decrease in marketing costs for oxymorphone ER in the first half of 2004, as the Company opted out of funding these costs effective April 17, 2003. In addition, in the six months ended June 30, 2004, there were decreases in professional fees, and a decrease in compensation expense as a result of a severance charge the Company recorded in the second quarter of 2003.

R&D expenses for the six months ended June 30, 2004 increased $1.4 million, or 15 percent, to $10.5 million, compared with $9.1 million for the comparable period of 2003. This increase was primarily due to increased spending on PW2101 as well as a $410,000 write-down relating to certain patent costs as noted previously, which were partially offset by decreased spending on oxymorphone ER.

As Penwest previously announced, Endo Pharmaceuticals Holdings Inc. reported that Endo had reached agreement with the U.S. Food and Drug Administration (FDA) on the design of a new clinical trial to provide additional safety and efficacy data for oxymorphone ER to support Endo’s NDA for this product. Endo, which jointly developed oxymorphone ER with Penwest, said it had submitted the trial protocol to the FDA under the Special Protocol Assessment (SPA) process. Under the terms of the SPA, Endo will initiate a 12-week, multicenter, double-blind, placebo-controlled trial of oxymorphone ER. Endo has said that based on the duration of the trial and the number of patients to be enrolled, and assuming the data is favorable, it expects to be in a position to finish the study and submit the complete response to the FDA in the late third quarter or early fourth quarter of 2005. Penwest expects that Endo will receive a further action letter from the FDA within six months of Endo’s complete response letter.

Conference Call and Webcast

Mr. Hamachek and Jennifer Good, Penwest’s Chief Financial Officer, will be holding a conference call today at 11:00 am EDT to discuss the Company’s financial results and provide an update on the business for the second quarter. The dial-in number for the call is Domestic: (800) 862-9098, International: (785) 424-1051. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.

Penwest Pharmaceuticals

Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; regulatory risks relating to TIMERx drugs in development such as oxymorphone ER, including the timing and outcome of regulatory approval of oxymorphone ER and other products, which is subject to the timing and outcome of the additional clinical trial referred to above; the ability to enter into additional collaborations; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, or in the case of pivotal trials such as the trial to be conducted by Endo referred to above, warrant regulatory approval of the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2004, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:

Caroline Gentile/Jim Fingeroth Senior Vice President and Chief Financial Officer (203) 796-3701 (877) 736-9378	Jennifer Good Kekst and Company (212) 521-4800

Penwest Pharmaceuticals Co.
Consolidated Statements of Operations
(In thousands, except per share data, Unaudited)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Revenues:
Royalties & licensing fees	$1,266	$1,019	$2,527	$1,966
Product sales	—	230	222	455

Total revenues	1,266	1,249	2,749	2,421
Cost of revenues	29	63	78	144

Gross profit	1,237	1,186	2,671	2,277
Operating Expenses:
Selling, general and administrative	2,528	3,226	4,864	5,530
Research and product development	6,422	5,559	10,511	9,142

Total operating expenses	8,950	8,785	15,375	14,672

Operating loss from continuing operations	(7,713)	(7,599)	(12,704)	(12,395)
Investment income	204	79	417	120
Interest expense	—	2	—	34

Loss from continuing operations	(7,509)	(7,522)	(12,287)	(12,309)
Discontinued Operations:
Earnings from discontinued operations, net of tax expense of $26	—	—	—	177
Gain (working capital adjustment) on sale of discontinued operations, net of tax benefit of $11 and tax expense of $51 for the quarter and six months ended June 30, 2003, respectively	—	(83)	—	9,497

Net loss	$(7,509)	$(7,605)	$(12,287)	$(2,635)

Basic and diluted (loss) earnings per common share:
Continuing operations	$(0.41)	$(0.48)	$(0.67)	$(0.79)
Discontinued operations	—	(0.01)	—	.62

Net loss	$(0.41)	$(0.49)	$(0.67)	$(0.17)

Weighted average shares of common stock outstanding	18,484	15,572	18,447	15,540

Other Information

	June 30, 2004	December 31, 2003
Cash and short term investments	$53,200	$63,893